SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2002

CONCUR TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-25137	91-1608052
(Commission File Number)	(IRS Employer Identification No.)

6222 185th Avenue NE Redmond, Washington	98052
(Address of Principal Executive Offices)	(Zip Code)

(425) 702-8808
(Registrant’s Telephone Number, Including Area Code)

Item 2.    Acquisition or Disposition of Assets.

On July 31, 2002, Concur Technologies, Inc., a Delaware corporation, completed and announced its acquisition of Captura Software, Inc., a Delaware corporation, through the merger of a wholly-owned subsidiary of Concur with and into Captura, with Captura surviving as the wholly-owned subsidiary of Concur (the “Merger”). The Merger is not intended to be a tax-free reorganization, and Concur will account for the Merger under the purchase method of accounting.

Prior to the Merger, Captura was a privately held corporation that provided hosted corporate expense management solutions. Following the Merger, Captura’s operations will be consolidated into Concur’s operations at Concur’s headquarters in Redmond, Washington.

In connection with the Merger, all outstanding equity securities of Captura will be exchanged for up to approximately 5.2 million shares of Concur’s common stock, which will represent approximately 16.6% ownership of the combined company, plus approximately $2 million in cash. The amount of consideration is subject to certain adjustments and escrow provisions, including the following: (a) an indemnity escrow of approximately 10% of the Merger consideration; (b) a reduction of the cash consideration by approximately $1.1 million primarily relating to payments made by Captura or Concur to former Captura employees in connection with Captura’s pre-existing retention bonus plan; and (c) a hold back of approximately 1.1 million shares of the stock consideration, which is subject to achievement of certain additional customer bookings by September 30, 2002. Based on the closing price of Concur’s stock on the date of the Merger, the transaction was valued at between approximately $12.5 and $14.9 million, subject to such adjustments and escrow provisions. Concur did not assume any of Captura’s outstanding stock options or warrants in the transaction.

Item 7.    Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

Concur intends by amendment to this report to file the required financial statements reflecting the acquisition of all of the issued and outstanding capital stock of Captura no later than 60 days after the date that this report on Form 8-K must be filed.

(b)  Pro forma financial information.

Concur intends by amendment to this report to file the required pro forma financial statements reflecting the acquisition of Captura no later than 60 days after the date that this report on Form 8-K must be filed.

(c)  Exhibits.

2.01	Agreement and Plan of Reorganization, dated July 31, 2002, among Concur Technologies, Inc., Canoe Acquisition Corp., Captura Software, Inc. and Fred Harman, as Representative

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONCUR TECHNOLOGIES, INC.

Date: August 14, 2002	By:	/S/ JOHN F. ADAIR
John F. Adair, Chief Financial Officer (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
2.01	Agreement and Plan of Reorganization, dated July 31, 2002, among Concur Technologies, Inc., Canoe Acquisition Corp., Captura Software, Inc. and Fred Harman, as Representative